Exhibit 99.1

Harvest Natural Resources Announces

At-The-Market Equity Financing Program

HOUSTON, September 5, 2014, Harvest Natural Resources, Inc. (NYSE: HNR) (“Harvest”) today announced that it has entered into an equity distribution agreement (“Agreement”) with Raymond James & Associates, Inc. (“Raymond James”) relating to an “at-the-market” offering of shares of our common stock having an aggregate sales price of up to $75,000,000. Under the terms of the Agreement, Harvest may offer and sell shares of its common stock through Raymond James by means of transactions on the New York Stock Exchange at market prices prevailing at the time of sale, at prices related to the prevailing market price, at negotiated rates, or as otherwise agreed to by Harvest and Raymond James.

Harvest President & CEO, James A. Edmiston, said “Along with our previously announced Form S-3 shelf registration, this ATM facility will provide Harvest the necessary tools to manage liquidity during this interim period as we await the outcome of the sale of our Venezuelan business. Additionally, Pluspetrol has elected to extend the September 7, 2014 termination date one month under the Share Purchase Agreement, which entitles Harvest to pull down $2.0 million per month from Pluspetrol during such extension.”

The shares will be offered under a prospectus supplement, dated September 4, 2014, to the Company’s base prospectus, effective July 23, 2014, filed as part of its shelf registration statement previously filed with the Securities and Exchange Commission. A copy of the prospectus supplement may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Harvest’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon and a business development office in Singapore. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.